EXHIBIT 99.1

Zoom Technologies Reports Results for the Second Quarter of 2006

Boston, MA, July 28, 2006 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of $4.5 million for its second quarter ended June 30, 2006, down 31% from $6.5 million for the second quarter of 2005. Zoom reported a net loss of $1.9 million or $.20 per share for the second quarter of 2006, compared to net income of $1.4 million or $.15 per diluted share for the second quarter of 2005.

Zoom’s operating loss for the second quarter of 2006 was $1.9 million, a small improvement over the operating loss of $2.1 million for the second quarter of 2005. The net income of $1.4 million for the second quarter of 2005 was comprised of the operating loss of $2.1 million and other income of $3.5 million, Zoom’s gain from its share of the previously reported sale of InterMute.

Zoom’s gross profit was $0.2 million or 5.1% of net sales in the second quarter of 2006, down from $1.4 million or 21.2% of net sales in the second quarter of 2005. The lower gross profit resulted primarily from lower sales and lower gross margin, with the gross margin drop due to obsolescence charges, the negative effect of manufacturing overhead spread over lower sales, and a $.1 million severance charge for Zoom’s previously announced planned closing of its Boston production facility.

Operating expenses were $2.1 million or 47.2% of net sales in the second quarter of 2006, down $1.4 million from $3.5 million or 53.7% of net sales in the second quarter of 2005. The decrease was primarily due to a bad debt and lost inventory charge to General and Administrative expenses of $1.1 million in the second quarter of 2005 for the business failure of a large U.K. customer, and to decreases in expenses for Selling and for Research and Development.

Zoom’s cash balance on June 30, 2006 was $4.5 million, down from $5.6 million on March 31, 2006, as cash reduction from the $1.9 million loss for the quarter and a $.3 million reduction in current liabilities were partially offset by a $.5 million reduction in inventory and a $.4 million reduction in receivables.

“It’s clear that we need to cut our expenses and increase our sales,” said Frank Manning, Zoom’s President and CEO. “The previously announced move of our production facility should dramatically lower our fixed costs, but that alone isn’t enough. We continue to try to cut other expenses, but the focus is on growing sales through new product introductions and product improvements. Our new iHiFitm line of products lets you play an iPod®, MP3 player, or other audio device through your stereo wirelessly. There is strong interest in this product line, and we expect to begin volume shipments in August. We are also starting to see higher demand for our VoIP products, and we are close to introducing significant VoIP feature enhancements. Our DSL product line has been doing well in some markets, including the US; but sales this year in Europe and Turkey have been disappointing, and we are working to try to correct this problem.”

Zoom has scheduled a conference call for Friday, July 28th at 10:00 a.m. Eastern Time. You may access the conference call by dialing (888) 208-1815 for calls made within the United States and by dialing (719) 457-2656 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q2) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, markets, and supports communications products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to: Zoom’s planned move of its production facilities to Mexico, including the expected cost savings from that move; the interest in and demand for Zoom’s iHiFi, DSL, VoIP, wireless and other products; product developments and the timing of those developments; and Zoom’s prospects. Actual results may be materially different from expectations as a result of known and unknown risks. Risks associated with the planned move of Zoom’s production facilities to Mexico include the difficulty of successfully implementing the planned move, including the risk of unanticipated costs or delays in implementing the move and in shipment of products, and the risk of unanticipated costs associated with the planned operations in Mexico; the risk that definitive documentation to effect the move will not be agreed to on satisfactory terms, if at all; the impact of the move on Zoom’s employees and customers, the challenge of managing operations in another country and at a great distance from Zoom’s headquarters, and currency risks. Risks associated with other of the forward looking statements set forth in this release include: the uncertainty of market acceptance and growth of iHiFi, DSL, and VoIP markets; the uncertainty of Zoom’s ability to grow its sales or more successfully penetrate those markets; Zoom’s reliance on a relatively limited number of customers for sale of its DSL modems; Zoom’s reliance on international sales; the uncertainty of the regulatory environment of VoIP products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Jun 30,	Dec 31,
	2006	2005

Assets

Current assets:

Cash	$4,527	$9,081
Accounts receivable, net	2,253	2,631
Inventories	4,157	5,073
Prepaid expenses and other	125	301

Total current assets	11,062	17,086

Property and equipment, net	2,525	2,601
Other Non Current Assets	213	0
Total assets	$13,800	$19,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,495	$3,141
Accrued expenses	834	788
Current portion of long-term debt	139	4,890

Total current liabilities	2,468	8,819

Long-term debt	3,507	-

Total liabilities	5,975	8,819

Stockholders’ equity:

Common stock and additional paid-in capital	31,233	31,109
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	459	393
Retained earnings (deficit)	(23,860)	(20,627)

Total stockholders’ equity	7,825	10,868

Total liabilities & stockholders’ equity	$13,800	$19,687

ZOOM TECHNOLOGIES, INC.
Consolidated Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05

Net sales	$4,518	$6,524	$9,799	$12,961
Cost of goods sold	4,295	5,143	8,611	10,047

Gross profit	223	1,381	1,188	2,914

Operating expenses:
Selling	878	1,075	1,782	2,195
General and administrative	698	1,731	1,546	2,553
Research and development	557	695	1,189	1,445
Total operating expenses	2,133	3,501	4,518	6,193

Operating profit (loss)	(1,910)	(2,119)	(3,329)	(3,279)

Other income (expense), net	53	3,541	97	3,396

Income (loss) before income taxes	(1857)	1,421	(3,232)	117

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(1,857)	$1,421	$(3,232)	$117

Basic earnings (loss) per share:

Earnings (loss) per share	$(0.20)	$0.16	$(0.35)	$0.01

Diluted earnings (loss) per share:

Earnings (loss) per share	$(0.20)	$0.15	$(0.35)	$0.01

Weighted average number of shares outstanding:

Basic	9,347	9,164	9,347	9,066

Diluted	9,347	9,397	9,347	9,426